Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated September 22, 2025, with respect to the consolidated financial statements of InMed Pharmaceuticals Inc. included in the Annual Report on Form 10-K for the year ended June 30, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAs P.C

New York, NY

March 20, 2026